SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

      Filed by the registrant [X]

      Filed by a party other than the registrant [   ]

      Check the appropriate box:

      [   ]  Preliminary proxy statement.

[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

      [X]  Definitive proxy statement.
      [   ]  Definitive additional materials.
      [   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

BORGWARNER INC.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

      [X]  No fee required.

      [   ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee if calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the former schedule and the date of its filing.

      (1)  Amount paid:

      (2)  Form, schedule or registration statement no.:

      (3) Filing party:

      (4)  Date filed:

_

BORGWARNER INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Chicago, Illinois

March 23, 2001

Dear Stockholder:

      BorgWarner Inc. will hold its Annual Meeting of Stockholders at the Company's headquarters located at 200 South Michigan Avenue, Chicago, Illinois, 60604, on April 25, 2001, at 10:00 a.m. for the following purposes:

1.	To elect the Class II Directors to serve for the next three years;

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 2001; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Only stockholders at the close of business on March 8, 2001 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Laurene H. Horiszny
Secretary

YOUR VOTE IS IMPORTANT!

YOU MAY VOTE BY:

     • Signing and returning the accompanying proxy card

    • Voting by telephone or by the Internet. See proxy card for instructions.

OR • Voting in person at the meeting (if you are a stockholder of record)

BORGWARNER INC.

200 South Michigan Avenue
Chicago, Illinois 60604

PROXY STATEMENT

March 23, 2001

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BorgWarner Inc. (the "Company") for the 2001 Annual Meeting of Stockholders to be held at the Company's headquarters at 200 South Michigan Avenue, Chicago, Illinois 60604 on April 25, 2001. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 23, 2001. The Company's Annual Report to Stockholders for the year ended December 31, 2000 is enclosed.

      Only stockholders of record at the close of business on March 8, 2001, will be entitled to vote at the meeting. As of such date, there were 27,039,968 issued and 26,259,219 outstanding shares of common stock. Each share of common stock entitles the holder to one vote.

How do I vote?

      If you return your signed proxy card or vote by telephone or by the Internet before the Annual Meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting at the Annual Meeting.

      The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. Unless otherwise indicated herein, the election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Expenses of Solicitation

      The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by use of the mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

1. ELECTION OF DIRECTORS

      The Company's Board of Directors is divided into three classes. Jere A. Drummond, Ivan W. Gorr and John F. Fiedler (the "Class II Directors") are the nominees for election to the Board at this meeting. If elected, each nominee will serve for a term of three years and until their successors are elected and qualified. Three other directors (the "Class III Directors") have terms expiring at the 2002 Annual Meeting of Stockholders and three other directors (the "Class I Directors") have terms expiring at the 2003 Annual Meeting of Stockholders. Each of the nominees for election as a Class II Director is presently a director of the Company and has agreed to serve if elected. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. A plurality of votes of shares of common stock present in person or by proxy at the meeting is required to elect a director.

      The Board of Directors recommends a vote "FOR" the election of each of the Class II Directors.

Board of Directors

      The following table sets forth as of March 8, 2001, with respect to each nominee and each director continuing to serve, their name, age, principal occupation, the year in which they first became a director of the Company and directorships in other corporations.

		Principal Occupation
Class I Directors	Age	and Directorships

Phyllis O. Bonanno 1999	57	Ms. Bonanno has been President of TradeBuilders, Inc. since October 2000. She was President of Columbia College from July 1997 until March 2000. From July 1986 until June 1997, she was Corporate Vice President of International Trade for Warnaco, Inc., a worldwide apparel manufacturer. She is a Director of The Center for Private Enterprise and the Datatel Scholars Foundation.
Andrew F. Brimmer 1997	74	Dr. Brimmer has been President of Brimmer & Company, Inc., an economic and financial consulting firm since July 1976. He is a Director of CarrAmerica Realty Corporation, BlackRock Investment Income Trust, Inc. and other BlackRock funds.
Alexis P. Michas 1993	43	Mr. Michas has been the Managing Partner since 1996 and a Director since 1993 of Stonington Partners, Inc., an investment management firm. He has been the Managing Partner and a Director of Stonington Partners, Inc. II, since 1994. He is a Director of Goss Graphic Systems, Inc. and Packard BioScience Company.

		Principal Occupation
Class II Directors	Age	and Directorships

Jere A. Drummond 1996	61	Mr. Drummond has served as Vice Chairman of The BellSouth Corporation since January 2000. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1995 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. ("BellSouth") from January 1995 until December 1997 and was elected a director of BellSouth in 1993.
John F. Fiedler 1994	62	Mr. Fiedler has been Chairman of the Board since March 1996 and Chief Executive Officer of the Company since January 1995. He was President from June 1994 to March 1996. He is a Director of Dal-Tile International, Inc. and Roadway Express, Inc.
Ivan W. Gorr 1995	71	Mr. Gorr was Chairman and Chief Executive Officer of Cooper Tire & Rubber Company from 1989 until his retirement in 1994. Mr. Gorr is a Director of Nations Rent, Inc.

		Principal Occupation
Class III Directors	Age	and Directorships

John Rau 1997	52	Mr. Rau is Chairman of the Chicago Title and Trust Company Foundation. He was President and Chief Executive Officer of Chicago Title Corporation, a provider of real estate services, from January 1997 until March 2000. From July 1993 to December 1996, he was Dean of the Indiana University School of Business. Mr. Rau is also a Director of First Industrial Realty Trust, Inc., Nicor, Inc. and divine interVentures, inc.
Paul E. Glaske 1994	67	Mr. Glaske was Chairman and Chief Executive Officer from April 1992 until his retirement in October 1999 of Blue Bird Corporation, a leading manufacturer of school buses, motor homes and a variety of other vehicles.
William E. Butler 1997	70	Mr. Butler was Chairman of the Board and Chief Executive Officer of Eaton Corporation, a global manufacturer of industrial, vehicle, construction, commercial and aerospace products, from January 1992 until his retirement at the end of 1995. Mr. Butler is a Director of Applied Industrial Technologies, Ferro Corporation, The Goodyear Tire & Rubber Company, Pitney Bowes, Inc. and U.S. Industries, Inc.

Meetings of the Board of Directors and Committees

      The Board of Directors held four regular meetings and two special meetings during 2000. All of the Directors attended at least 75% of the meetings of the Board of Directors and any committee on which they served.

      The Board of Directors has a standing Compensation Committee, Finance and Audit Committee and Board Affairs Committee.

      The present members of the Compensation Committee are Directors Glaske (Chairman), Butler, Drummond and Rau. The responsibilities of the Compensation Committee include reviewing and approving executive appointments and remuneration and supervising the administration of the Company's employee benefit plans. The Compensation Committee met four times during 2000.

      The present members of the Finance and Audit Committee are Directors Rau (Chairman), Bonanno, Brimmer and Michas, each of whom is independent as defined in the NYSE's listing standards. The responsibilities of the Finance and Audit Committee include: recommending to the Board of Directors the independent certified public accountants to conduct the annual audit of the books and accounts of the Company; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's financial and accounting staff. A copy of the Finance and Audit Committee's charter is attached as Appendix A. The Finance and Audit Committee met four times during 2000.

      The present members of the Board Affairs Committee are Directors Butler (Chairman), Drummond, Glaske and Gorr. The responsibilities of the Board Affairs Committee include making recommendations to the Board of Directors regarding: (i) Board composition and structure, (ii) the nature, duties and powers of Board committees, (iii) term of office for members, (iv) qualified persons to be nominated for election or re-election as directors, (v) stockholders' suggestions for board nominations and (vi) the successor to the Chief Executive Officer. The Board Affairs Committee also establishes criteria for board and committee membership and evaluates Company policies relating to the recruitment of directors. The Board Affairs Committee met four times during 2000.

      Stockholders may make suggestions for Board nominations pursuant to procedures set forth in the Company's By-Laws.

Compensation of Directors

      Directors who are not employees of the Company or its subsidiaries received an annual retainer of $26,000 for service on the Board of Directors and $1,000 for each Board meeting attended. Committee members also receive $1,000 ($1,500 if Chairman of the committee) for each committee meeting attended.

      In addition, under the terms of the Borg-Warner Automotive, Inc. 1993 Stock Incentive Plan, as Amended (the "Plan"), each director of the Company who from and after February 1, 1993, is not otherwise an employee of the Company or any of its subsidiaries or affiliates (as defined in the 1993 Plan) shall, on the third Tuesday of each year, automatically receive an annual grant of options to purchase 1,000 shares of common stock having an exercise price equal to the fair market value of the common stock at the date of grant of such option. Each director, upon joining the Board, will also receive an initial grant of options to purchase 2,000 shares of common stock having an exercise price equal to the fair market value of the common stock as of such date. All such options expire ten years after the date of grant and become exercisable in installments on the second and third anniversaries of the date of grant.

Stock Ownership

      The following table sets forth as of March 8, 2001, the record date, certain information regarding beneficial ownership of Common Stock by the Company's directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

	Amount(a) and Nature(b)	Percent of
Name of Beneficial Owner	of Stock Ownership	class

John F. Fiedler	131,516	*

Lawrence B. Skatoff(c)	15,223	*

Gary P. Fukayama	55,323	*

Timothy M. Manganello	14,445	*

Ronald M. Ruzic	69,393	*

Robert D. Welding	28,955	*

Phyllis O. Bonanno	100	*

Andrew F. Brimmer	4,100	*

William E. Butler	4,600	*

Jere A. Drummond	5,500	*

Paul E. Glaske	14,510	*

Ivan W. Gorr	6,500	*

Alexis P. Michas	38,380	*

John Rau	5,500	*

All directors and executive officers of the Company (22 persons)	492,820	1.8%

*	Represents less than one percent.

(a)	Includes the following number of shares issuable upon the exercise of options within the next 60 days: 36,000 for Mr. Fiedler; 30,000 for Mr. Fukayama; 4,000 for Mr. Manganello; 30,500 for Mr. Ruzic; 6,700 for Mr. Welding; 3,500 for Dr. Brimmer; 3,500 for Mr. Butler; 4,500 for Mr. Drummond; 5,500 for Mr. Gorr; 6,500 for Mr. Glaske; 1,500 for Mr. Michas; 3,500 for Mr. Rau; and 186,575 for all directors and executive officers of the Company.

(b)	Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

(c)	Mr. Skatoff retired from his position as Executive Vice President and Chief Financial Officer of the Company on March 16, 2001.

      In addition to the common shares reported above, the following directors have acquired phantom stock units through the deferral of director fees under the Deferred Compensation Plan for Directors: Dr. Brimmer has 486.13 phantom stock units; Mr. Drummond has 1,547.38 phantom stock units; Mr. Michas has 471.83 phantom stock units; and Mr. Rau has 467.80 phantom stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, directors and greater than 10% stockholders file certain reports with respect to beneficial ownership of the Company's equity securities. Based on information provided to the Company by each director and executive officer, the Company believes all reports required to be filed in 2000 were timely filed.

Executive Compensation

      The following table shows, for the years ending December 31, 2000, 1999 and 1998, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for these years, to the Company's Chief Executive Officer and certain executive officers.

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation
						Awards

		Annual Compensation		Other Annual		Securities
				Compensation		Underlying	LTIP
Name and Principal Position	Year	Salary($)	Bonus($)	($)(a)		Options(#)	Payouts

John F. Fiedler	2000	$553,000	$532,311	$0		61,785	$539,070
Chairman and	1999	$530,000	$1,011,823	$0		8,700	$393,200
Chief Executive Officer	1998	$500,000	$245,549	$0		75,000	$610,143

Ronald M. Ruzic	2000	$347,800	$346,474	$117,128	(c)	2,500	$271,800
Executive Vice	1999	$320,783	$407,202	$0		0	$138,776
President	1998	$268,070	$287,522	$168,844	(c)	0	$215,345

Gary P. Fukayama	2000	$337,900	$287,585	$229,841	(c)	2,500	$271,800
Executive Vice	1999	$328,100	$444,866	$215,344	(c)	0	$198,252
President	1998	$315,489	$249,472	$111,125	(c)	0	$215,345

Robert D. Welding	2000	$276,100	$330,238	$26,505	(c)	0	$190,260
Executive Vice	1999	$264,500	$374,582	$0		0	$138,776
President	1998	$224,717	$128,392	$0		0	$61,527

Timothy Manganello	2000	$253,000	$317,549	$4,158	(d)	0	$54,360
Vice President	1999	$197,760	$282,005	$17,699	(d)	0	$39,650
	1998	$153,150	$37,991	$290,794	(c)	0	$61,527

[Additional columns below]

[Continued from above table, first column(s) repeated]

1655

All Other
Compensation
Name and Principal Position	($)(b)

John F. Fiedler	$169,083
Chairman and	$82,406
Chief Executive Officer	$109,117

Ronald M. Ruzic	$120,384
Executive Vice	$96,377
President	$75,179

Gary P. Fukayama	$44,805
Executive Vice	$43,581
President	$41,984

Robert D. Welding	$80,779
Executive Vice	$37,578
President	$35,854

Timothy Manganello	$41,530
Vice President	$23,095
$48,469

(a)

Excludes certain non-cash benefits that are deemed compensation for federal income tax purposes. These non-cash benefits are provided by the Company to its executive officers and include group term life insurance and automobiles. The net cost to the Company of such benefits during 1998, 1999, or 2000 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for each named executive officer.

(b)

Includes amounts contributed by the Company on behalf of the named executive officers during 1998, 1999, and 2000 pursuant to the provisions of the Borg-Warner Automotive, Inc. Retirement Savings Plan and credits made pursuant to the Borg-Warner Automotive, Inc. Retirement Savings Excess Benefit Plan.

(c)	Represents gain on stock option exercise(s).

(d)	Represents gross-up to cover taxes incurred for relocation expense reimbursements.

Stock Options

      The following table sets forth information with respect to the named executive officers concerning grants of stock options made during 2000 and concerning unexercised options held as of December 31, 2000.

					Potential Realizable
					Value at Assumed
	Number of				Annual Rates of Stock
	Securities	% of Total			Price Appreciation for
	Underlying	Options Granted	Exercise		Option Term
	Options Granted	to Employees	Price	Expiration
Name	(#)(a)	in Fiscal Year	($/Sh)	Date	5%($)	10%($)

John F. Fiedler	50,000 (a)	9.9%	$36.500	11/8/10	$1,147,733	$2,908,580

	11,785 (b)	2.3%	$32.688	2/2/10	$837,225	$2,414,418

Gary P. Fukayama	2,500 (b)	0.5%	$36.500	11/8/10	$1,147,733	$2,908,580

Ronald M. Ruzic	2,500 (b)	0.5%	$36.500	11/8/10	$1,147,733	$2,908,580

Robert D. Welding	0	0.0%	$0.000	n.a.	$0	$0

Timothy M. Manganello	0	0.0%	$0.000	n.a.	$0	$0

(a)	50% of these options are exercisable after two years; the remainder become exercisable as of May 30, 2003. The options were granted for a term of 10 years.

(b)

Options are exercisable starting 24 months after the grant date, with 50% of the shares covered thereby becoming exercisable at that time and with the remaining 50% of the option shares becoming exercisable on the third anniversary date. The options were granted for a term of 10 years.

      The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 2000 and concerning unexercised options held at December 31, 2000.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired		Options at FY-End(#)		at FY-End($)(b)
	on Exercise	Value
Name	(#)	Realized($)	Exercisable	Unexercisable(a)	Exercisable	Unexercisable

John F. Fiedler	0	$0	36,000	145,485	$365,400	$173,134

Gary P. Fukayama	9,400	$160,960	30,000	2,500	$5,187	$482,600

Ronald M. Ruzic	7,000	$117,127	30,500	2,500	$5,187	$499,932

Robert D. Welding	1,500	$26,505	6,700	0	$0	$105,300

Timothy M. Manganello	0	$0	4,000	0	$0	$58,519

(a)	Represents shares that could not be acquired by the named executive officer as of December 31, 2000 and that become exercisable based upon the satisfaction of certain periods of employment.

(b)	Represents the difference between the exercise price and the share price of common stock as of December 31, 2000.

Long Term Incentive Plans

      The following table sets forth information with respect to the named executive officers concerning long-term incentive plan awards made during 2000 pursuant to the Company's Executive Stock Performance Plan.

		Performance
		or Other	Estimated Future Payouts
	Number	Period	under Non-Stock
	of Shares	Until	Price-Based Plans(b)
	Units or	Maturation
	Rights	or	Threshold	Target	Maximum
Name	(#)(a)	Payout	($)	($)	($)

John F. Fiedler	1,000	36 months	250,000	1,000,000	1,750,000

Gary P. Fukayama	300	36 months	75,000	300,000	525,000

Ronald M. Ruzic	500	36 months	125,000	500,000	875,000

Robert D. Welding	300	36 months	75,000	300,000	525,000

Timothy M. Manganello	260	36 months	65,000	260,000	455,000

All executive officers, as a group (13)	3,675	36 months	981,750	3,675,000	6,431,250

All employees, who are not executive officers (3)	270	36 months	67,500	270,000	472,500

(a)	Performance units with an initial value of $1,000 per unit.

(b)

Payouts under the Company's Executive Stock Performance Plan are based upon the percentile rank of the total stockholder return of the Company among the total stockholder returns of a peer group of companies. Total stockholder return is based on a formula relating to market price appreciation of the Company's common stock and dividend return as compared to the peer group companies' stock market price appreciation and dividend returns.

Employment Agreements

      The Company has entered into an employment agreement, effective January 1, 1998 with Mr. Fiedler which provides, among other things, for Mr. Fiedler's full-time employment until December 30, 2002 at an annual salary of not less than $500,000. Subject to the terms and conditions of his agreement, Mr. Fiedler is eligible for annual performance bonuses and awards under the Company's Executive Stock Performance Plan at target levels no less than those set for 1997. In addition, the Company granted Mr. Fiedler a Non-Qualified Stock Option, subject to the provisions of the 1993 Plan and the terms and conditions of a Non-Qualified Stock Option Agreement, to purchase from the Company 75,000 shares of common stock at the fair market value per share on January 27, 1998, such option to be exercisable on December 30, 2002.

      Effective November 8, 2000, the Company entered into an addendum to the employment agreement with Mr. Fiedler which provides that Mr. Fiedler will continue to serve as Chairman of the Board of Directors until May 30, 2003 (subject to annual approval by the Board of Directors and re-election by the stockholders.) Under the addendum, Mr. Fiedler will receive a lump-sum cash payment of $857,200 less any after-tax gain on the stock options issued in 1998 under his employment agreement. In addition, the Company granted Mr. Fiedler a Non-Qualified Stock Option, subject to the provisions of the 1993 Plan and the terms and conditions of a Non-Qualified Stock Option Agreement, to purchase 25,000 shares of common stock, such option to be exercisable on May 30, 2003.

      The Company entered into an employment agreement dated February 4, 2000 with Mr. Skatoff, as Executive Vice President and Chief Financial Officer, which provided, among other things, for Mr. Skatoff's full-time employment until December 30, 2005 at an annual salary of not less than $320,000. Subject to the terms and conditions of the agreement, Mr. Skatoff was eligible for annual performance bonuses and awards under the Company's Executive Stock Performance Plan.

      Mr. Fiedler and Mr. Skatoff each executed a promissory note in connection with company loans to purchase shares of the Company's stock. The terms of the promissory notes are more fully described under "Certain Relationships and Related Transactions."

      The Company has entered into Change of Control Employment Agreements (the "Change of Control Employment Agreements") with each of its executive officers. Below is a general description of certain terms and conditions of the Change of Control Employment Agreements.

      In the event of a "Change of Control" of the Company followed within three years by (1) the termination of the executive's employment for any reason other than death, disability, or "Cause" or (2) the termination of the executive's employment by the executive for "Good Reason", the Change of Control Employment Agreements provide that the executive shall be paid a lump sum cash amount equal to three times the executive's annual base salary and recent average bonus, and a lump sum cash amount equal to three times the Company's retirement contributions which would have been made on behalf of the executive in the first year after termination of employment. In addition, the executive is entitled to continued employee welfare benefits for three years after termination of employment.

      "Change of Contol" means (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of 20% or more of either (i) the then outstanding shares of Common Stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (b) a change in the majority of the Board, or (c) a major corporate transaction, such as a merger, sale of substantially all of the Company's assets or a liquidation, which results in a change in the majority of the Board or a majority of stockholders.

      "Cause" means the willful and continued failure of the executive to perform substantially the executive's duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to the Company.

      "Good Reason" means the diminution of responsibilities, assignment to inappropriate duties, failure of the Company to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive's previous work location, a purported termination of the Change of Control Employment Agreement by the Company other than in accordance with the Change of Control Employment Agreement, or failure of the Company to require any successor to the Company to comply with the Change of Control Employment Agreement.

      Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors is responsible for setting and administering the policies that govern base salary, annual bonus, long-term incentives and stock ownership programs for the executive officers of the Company.

Overall Policy

      The Company's executive compensation program is designed to link executive compensation to corporate performance. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie executive compensation to the Company's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve goals that support the Company's business strategy, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that is based on individual performance as well as overall business results.

      The Compensation Committee reviews the Company's executive compensation program annually. The review includes a comparison of current total compensation levels (including base salary, annual bonus and long-term incentives) to those provided in similar companies in the durable manufacturing sector that have total sales in the range of one billion to three billion dollars, with data being collected from several prominent executive compensation surveys (the "Compensation Surveys"). In addition to the Compensation Surveys, the Compensation Committee also considers the compensation reported for executives by the companies included in a peer group of automotive companies (the "Peer Group Companies"). Financial results of the Peer Group Companies are used to compare shareholder returns on the performance graph. The Compensation Committee may adjust compensation levels based upon information obtained from the Compensation Surveys and the Peer Group Companies.

      The Compensation Committee determines the compensation of the five most highly compensated corporate executives, reviews the policies and philosophy set for the next level of key executives (approximately 280), and evaluates and recommends to the Board of Directors all long-term incentive plans. This process is designed to ensure congruity throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Mr. Fiedler), the Compensation Committee takes into account the views of Mr. Fiedler.

      The key elements of the Company's executive compensation program are base salary, annual bonus and long-term incentives which consist of stock options, Company stock and cash compensation. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Fiedler, the Company's CEO during 2000, are discussed below.

Base Salary

      Annual salary adjustments are determined by the Compensation Committee by examining each executive officer's current responsibilities, the executive officer's individual and business unit performance, and by comparing the executive officer's current base salary to competitive median salaries as reported in the Compensation Surveys and by the Peer Group Companies.

      Mr. Fiedler was CEO of the Company in 2000. The Compensation Committee considered the scope and complexity of Mr. Fiedler's position, the Company's performance during the preceding year, his prior salary, and the median salaries paid for similar positions as reported in the Compensation Surveys and by the Peer Group Companies. Sales growth, profitability, and achievement of strategic business objectives were among the factors considered in determining the performance of the Company. Mr. Fiedler received a base salary of $553,000 during 2000, which represents an increase of 4.3% over the previous year. He also received a grant of 61,785 stock options during 2000.

Annual Bonus

      The Company's executive officers are eligible participants in an annual cash bonus plan. Performance objectives are established at the beginning of each year for the Company and each of its business units. The performance objectives are based on the increase in economic value of the Company or business unit over the prior year. Economic value is determined by a formula taking into account after-tax operating income and the average operating investment of the Company or business unit.

      Eligible executives are assigned threshold, target and maximum bonus levels. For those executive officers responsible for the entire Company, 100% of their bonus opportunity is based on the increase in economic value for the Company; for those executive officers responsible for a business unit, 30% of the bonus opportunity is based on the increase in economic value for the Company, and 70% is based on the increase in economic value for the business unit. If the threshold level of these performance measures is not met, no bonus is paid.

      Executive officers are also eligible for an additional bonus payment under the carryover feature of the annual bonus plan (the "Carryover Bonus"). The Compensation Committee believes that the Carryover Bonus encourages a longer term perspective while continuing to reward participants for the achievement of annual goals. Carryover Bonus allows participants in the bonus plan to earn - over a two year period - any bonus opportunity which was not attained during the current Plan Year. Executives can earn the balance of the unattained bonus opportunity whenever cumulative value targets are achieved during the subsequent two years. No Carryover Bonus from a prior year is earned if the threshold level of performance for the current year is not achieved.

      The potential annual total cash compensation (base salary plus bonus) for each executive officer is targeted at the 65th percentile of annual total cash compensation levels for similar positions as reported by comparable companies in the Compensation Surveys. Carryover Bonus from prior years may increase the annual bonus opportunity of the executive officers above the target level.

      Although annual bonuses depend primarily on the achievement of performance objectives as described above, the Compensation Committee may adjust bonus measures and awards based on other financial or non-financial actions that the Compensation Committee believes will benefit long-term stockholder value.

      The increase in value of the Company during 2000 resulted in a bonus payout near the target opportunity level for the portion of individual bonuses based on overall corporate performance. As a result Mr. Fiedler earned a $532,311 cash bonus for the year; of this, $76,953 represents Carryover Bonuses from 1998. Mr. Fiedler's target total cash (i.e., base salary and target bonus) compensation plan for 2000 was near the 65th percentile of total cash compensation for CEOs as reported in the Compensation Surveys.

Long Term Incentive Plans

Stock Options

      The Company uses stock options to align the interests of executives with those of the stockholders and to motivate the executives to continue the long-term focus required for the Company's future success. Executives are granted stock awards based on their level of responsibility for the management and growth of the Company and individual contribution. Current base salary and annual incentive opportunity, as well as size and timing of previous stock awards, are also considered when determining stock awards.

      All stock options are granted at no less than the fair market value of the stock on the date of grant. The number of shares awarded to each executive officer is determined by an analysis of median competitive data provided in the Compensation Surveys. The analysis is based on the Company's current stock price and the projected stock price appreciation rate.

      The gains on stock options granted by the Company are exempt from the provisions of Section 162(m) of the Internal Revenue Code (the "Code") which limit the tax deductibility of compensation in excess of one million dollars.

      As noted above, Mr. Fiedler received a grant of 61,785 options in 2000. Mr. Ruzic and Mr. Fukayama each were granted 2,500 stock options during the year. None of the other named executive officers received an option grant in 2000.

Executive Stock Performance Plan

      The Borg-Warner Automotive, Inc. Executive Stock Performance Plan is a long-term incentive plan for selected top executives including the named executive officers. It is designed to provide competitive payouts at the end of a three year period relative to how well the Company performs against the Peer Group Companies in terms of total shareholder return ("TSR"). The Compensation Committee believes that the Executive Stock Performance Plan will help to focus key senior executives on the long-term overall value of the Company to the investor community.

      The award levels under the Executive Stock Performance Plan are targeted to pay at approximately the 65th percentile of total direct compensation (as reported by the Compensation Surveys) for 65th percentile TSR performance relative to the TSR performance of the Peer Group Companies.

      Payments made under this plan are exempt from the provisions of Section 162(m) of the Code which limit the tax deductibility of compensation in excess of one million dollars.

      This plan is administered by a committee which consists solely of two or more "outside directors" as defined by Section 162(m) of the Code and the regulations thereunder.

      For the period between January 1, 1998 to December 31, 2000, Mr. Fiedler had a target award of 595 performance units at a value of $1,000 per unit. At the end of the performance period, the Company's TSR performance was at the 59th percentile of the TSR performance of Peer Group Companies. As a result, Mr. Fiedler earned an award of $539,070.

      For the period between January 1, 1999 to December 31, 2001, Mr. Fiedler has a target award of 595 performance units at a value of $1,000 per unit. Depending upon the performance of the Company, Mr. Fiedler's final award can range from $0 if the Company's TSR performance is below the 25th percentile of the TSR performance of the Peer Group Companies to $1,041,250 if the Company's TSR performance is at the 90th percentile(or higher)of the TSR performance of the Peer Group Companies.

      For the period between January 1, 2000 to December 31, 2002, Mr. Fiedler has a target award of 1,000 performance units at a value of $1,000 per unit. Depending upon the performance of the Company, Mr. Fiedler's final award can range from $0 if the Company's TSR performance is below the 25th percentile of the TSR performance of the Peer Group Companies to $1,750,000 if the Company's TSR performance is at the 90th percentile(or higher)of the TSR performance of the Peer Group Companies.

Other

      During 2000, Mr. Fiedler received compensation in excess of the one million dollar limitation on deductibility under Section 162(m) of the Code. Consequently, $564,823 of the compensation earned by Mr. Fiedler in 2000 was not deductible by the Company. Compensation subject to the one million dollar limitation on deductibility under Section 162(m) of the Code was not paid in 2000 to any of the other named executive officers.

      The Compensation Committee periodically reviews the executive compensation plans of the Company to determine their compliance with Section 162(m)of the Code. The Compensation Committee may, as was the case in 2000, recommend that compensation that is non-deductible be paid to executive officers when such compensation is deemed in the best interest of shareholders.

Compensation Committee

Paul E. Glaske, Chairman

William E. Butler           Jere A. Drummond           John Rau

REPORT OF THE BORGWARNER FINANCE AND AUDIT COMMITTEE

      The Finance and Audit Committee of the Board of Directors of BorgWarner Inc. is charged with assisting the Board with respect to fulfilling the Board's oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Committee also has the responsibility for, among other things, advising the Board on corporate financial policy and capital structure and reviewing capital expenditure plans and financing plans. The full charge of the Committee is set forth in its charter, which is reviewed and updated annually, approved by the Board and attached to the Company's 2001 proxy statement as Appendix A. During 2000, the Committee met 4 times and the Committee chairman, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, controller and independent auditors prior to its public release.

      With respect to the 2000 financial statements, the Committee, in conjunction with the Board, reviewed the 2000 financial results and financial condition with management. The Committee met with selected members of management and Deloitte & Touche LLP ("Deloitte"), the Company's independent auditors, to review the financial statements (including quarterly reports), discussing such matters as the quality of earnings; estimates, reserves and accruals; suitability of accounting principles, judgmental areas; and audit adjustments, whether recorded or not. In addition, the Committee considered the quality and adequacy of the Company's internal controls, taxation issues, information technology matters and other areas as appropriate to its oversight of the financial reporting and audit processes.

      In discharging its oversight responsibilities as to the audit process, the Committee:

      * Discussed and considered the independence of Deloitte, reviewing relationships and services which might affect the objectivity of the auditors;

      * Reviewed the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, and discussed with Deloitte their independence;

      * Satisfied itself as to the auditors' independence;

      * Discussed the overall audit process, including audit reports;

      * Involved Deloitte in the Committee's review of the Company's financial statements;

      * Discussed with Deloitte all matters required to be reviewed by generally accepted auditing standards; and

      * Provided Deloitte full access to the Committee to report on any and all appropriate matters.

      * Recommended to the Board, subject to shareholder approval, the reappointment of Deloitte as independent auditors for the Company. The Board concurred with this recommendation.

      The Committee provided guidance and oversight to the internal audit function, including a review of the organization, the audit plan, and results of internal audit activity. The Director of Internal Audit had routine opportunity to meet with the Committee to discuss any matters desired.

      Based on its work and the information received as outlined above, the Committee recommended to the Board and the Board approved the Company's audited financial statements for 2000 to be included in the annual report on Form 10-K, for filing with the Securities and Exchange Commission. The Committee is satisfied that it has met its responsibilities for the year ended December 31, 2000 under its charter and that the financial reporting and audit processes of the Company are functioning appropriately.

BORGWARNER INC. FINANCE AND AUDIT COMMITTEE

John Rau, Chairman

Phyllis Bonnano    Dr. Andrew F. Brimmer    Alexis P. Michas

Comparison of Cumulative Total Return
Among Company, Industry Index, Peer Group, and S&P 500 Index(1)

	BorgWarner		Peer Group Index
	Automotive (2)	SIC Code Index (3)	(4)	S&P 500 Index (5)

1995	100	100	100	100
1996	122.43	123.38	117.33	122.96
1997	167.48	159.39	149.28	163.98
1998	181.85	158.84	191.58	210.84
1999	133.62	128.54	187.19	255.22
2000	134.17	97.54	131.55	231.98

	1995	1996	1997	1998	1999	2000

BORGWARNER (2)	100.0	122.43	167.48	181.85	133.62	134.17

SIC CODE INDEX (3)	100.0	123.38	159.39	158.84	128.54	97.54

PEER GROUP INDEX (4)	100.0	117.33	149.28	191.58	187.19	131.55

S&P 500 INDEX (5)	100.0	122.96	163.98	210.84	255.22	231.98

(1)	Assumes $100 invested on December 29, 1995; assumes dividends reinvested for period of December 29, 1995 through December 29, 2000.

(2)	BorgWarner Inc. (As compiled by Media General Financial Services of Richmond, VA).

(3)	Standard Industrial Code ("SIC") 3714 - Motor Vehicle Parts & Accessories (As compiled by Media General Financial Services of Richmond, VA).

(4)	Peer Group - Consists of the following companies: ArvinMeritor, Inc., Cummins Engine, Inc., DaimlerChrysler AG, Dana Corporation, Delphi Automotive Systems Corp., Eaton Corporation, Ford Motor Company, General Motors Corporation, Johnson Controls, Inc., Lear Corporation, Magna International, Inc. Class A, Modine Manufacturing Co., SPX Corporation, Timken Company, Tower Automotive, Inc. and TRW, Inc. (As compiled by Media General Financial Services of Richmond, VA). The following companies were part of our peer group last year but have been removed this year: (1) Detroit Diesel Corporation because it was acquired by DaimlerChrysler on October 13, 2000; (2) Mark IV Industries, Inc. because it stopped trading as a publicly held company on September 14, 2000; and (3) Mascotech, Inc. because it stopped trading as a publicly held company on November 28, 2000.

(5)	S&P 500 - Standard & Poor's 500 Total Return Index (As compiled by Media General Financial Services of Richmond, VA).

Certain Relationships and Related Transactions

      On January 30, 1998, the Company loaned Mr. Fiedler $2 million for the exclusive purpose of Mr. Fiedler purchasing the Company's Common Stock. The loan is evidenced by a non-negotiable full recourse promissory note which matures on December 30, 2002. The note accrues interest at the rate of 5.84% per annum, compounded semiannually, on the unpaid balance until paid. The largest aggregate amount outstanding during 2000 and the amount outstanding under the note as of March 23, 2001 was $2,365,757. In the event of Mr. Fiedler's voluntary termination of employment with the Company prior to maturity (other than upon his "disability") or his involuntary termination of employment with the Company prior to maturity for "cause," Mr. Fiedler will be obligated to prepay his entire obligation under the note within ten days. The entire obligation under the note will be forgiven if Mr. Fiedler remains employed by the Company through December 30, 2002 or as of earlier termination by reason of death, "disability," or involuntary termination other than for "cause." The note will also be forgiven in the event of a "Change of Control" as defined in the Change of Control Employment Agreement.

      On February 4, 2000, the Company loaned Mr. Skatoff $500,000 for the exclusive purpose of purchasing the Company's Common Stock. The loan was evidenced by a non-negotiable full recourse promissory note to mature on December 30, 2005. The note accrued interest at the rate of 5.99% per annum, compounded semiannually, on the unpaid balance. The largest aggregate amount outstanding during 2000 and the amount outstanding under the note as of Mr. Skatoff's voluntary termination was $530,399. Due to Mr. Skatoff's voluntary termination of employment with the Company prior to the maturity date Mr. Skatoff is obligated to repay his entire obligation under the note within 10 days. The Company has agreed to forgive a portion of the loan commensurate with service provided by Mr. Skatoff during his employment and the Company extended Mr. Skatoff's time to repay the loan until completion of his consulting services, being provided under the terms of his consulting agreement with the Company. The consulting agreement, entered into effective March 19, 2001 contemplates compensation on an hourly basis with an aggregate maximum compensation of $62,500. Mr. Skatoff will supply financial and planning consulation.

2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors proposes that the stockholders approve the selection by the Finance and Audit Committee of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") to serve as the Company's independent auditors for the 2001 fiscal year. The Board of Directors anticipates that representatives of Deloitte will be present at the meeting to respond to appropriate questions, and will have an opportunity, if they desire, to make a statement.

Audit Fees

     Deloitte billed the Company $878,000 for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, including foreign statutory audit requirements, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year.

Financial Information Systems Design and Implementation Fees

     Deloitte billed the Company $198,000 for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

     Deloitte billed the Company $691,000 for services rendered to the Company, other than the services described above, for the fiscal year ended December 31, 2000.

      The Finance and Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte's independence.

The Board of Directors recommends a vote "FOR" the appointment of Deloitte & Touche LLP as the independent auditors and your proxy will be so voted unless you specify otherwise.

OTHER INFORMATION

      The Company has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Stockholder Proposals

      Stockholder proposals which are intended to be presented at the 2002 Annual Meeting pursuant to SEC Rule 14a-8, must be received by the Company on or before November 25, 2001, for inclusion in the proxy statement relating to that meeting.

      A stockholder who intends to present business at the 2002 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company's By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice to the Secretary of the Company no less than 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting. Therefore, for stockholder proposals, other than pursuant to Rule 14a-8, the Company must receive notice no sooner than January 26, 2002, and no later than February 25, 2002.

Annual Report on Form 10-K

      The Company will furnish, without charge, to each person whose proxy is being solicited, upon request of such person, one copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission. Requests for copies of such report should be directed to the Investor Relations and Communications Department, 200 South Michigan Avenue, Chicago, Illinois 60604.

BORGWARNER INC.

APPENDIX A

CHARTER

BORGWARNER INC.

FINANCE AND AUDIT COMMITTEE

The BorgWarner Inc. Finance and Audit Committee (the "Committee") is responsible for providing assistance to the Board of Directors in fulfilling their obligations to the shareholders and the investment community with respect to the Corporation's financial policies as well as accounting and reporting practices and the quality and integrity of its financial statements.

The Committee shall be composed of three or more directors who are free of any relationship that, in the opinion of the Board of Directors, would interfere with their individual exercise of independent judgment as a Committee member and who meet the independence requirements set forth in the Audit Committee standards of the New York Stock Exchange Listed Company Manual. All members of the Committee shall be generally knowledgeable in financial and auditing matters and at least one member of the Committee shall have accounting or related financial management expertise.

In its finance capacity, the Committee is responsible for:

    Advising the Board of Directors on corporate financial policy;
    Advising the Board of Directors on capital structure and related corporate financial matters;
    Recommending dividend policy to the Board of Directors;
    Reviewing capital expenditure plans;
    Reviewing financing plans; and
    Recommending to the Board of Directors the investment policy for those investment portfolios specified in resolutions adopted from time to time by the Board and monitoring the investment performance thereof.

In its audit capacity, the Committee shall provide assistance to the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. The Committee shall establish and maintain free and open communication between the directors, the independent accountants, the internal auditors and the financial management of the Corporation. In carrying out these responsibilities, the Committee will:

    Review and recommend to the directors the independent accountants to be selected to audit the financial statements of the Corporation and its subsidiaries and the proposed scope of the audit to be performed by the external auditors.
    Discuss and consider the independence of the independent auditors, including the auditors' written affirmation of independence.
    Discuss and review with the independent auditors and financial management of the Corporation the proposed scope of the audit for the current year and the nature and thoroughness of the audit process; and at the conclusion thereof, receive and review audit reports including any comments or recommendations of the independent auditors.
    Review with the independent auditors, the Corporation's Director of Internal Audit and with the Corporation's financial and accounting managers, the adequacy and effectiveness of the Corporation's internal auditing, accounting and financial policies, procedures and controls; and elicit any recommendations for the improvement of existing internal control procedures or the establishment of controls or procedures. Particular emphasis should be given to the adequacy of the internal controls to expose payments, transactions or procedures which might be deemed illegal or otherwise improper.
    Review the internal audit function of the Corporation including proposed audit plans for the coming year, the coordination of its programs with the independent auditors and the results of the internal programs.
    Review recurring financial statements (including quarterly reports) to be issued to the shareholders or the public with management and the independent auditor and recommend to the Board the inclusion of the Corporation's audited financial statements in the Corporation's Annual Report on Form 10-K. Quarterly review of financial information prior to filing of the Corporation's Form 10Q may be performed by the Committee Chairperson.
    Review changes in accounting principles before they are implemented by the Corporation.
    Investigate any matter brought to its attention within the scope of its duties and retain outside counsel or other experts for this purpose, if, in its judgment, such retention is appropriate.
    Periodically review major information technology trends as they affect the Corporation.
    Report Committee activities to the full board and annually issue a summary report (including appropriate oversight conclusions) suitable for submission to shareholders.

  The Committee's charter, policies and procedures will be reassessed annually to allow reaction to changing conditions and environment and to assure that the Corporation's accounting and reporting practices are in accordance with all requirements and are of the highest quality.

  At all meetings of the Committee, sufficient opportunity shall be made available for the external auditors to meet with the members of the Committee without members of management present and for management to meet independently with the Committee members. These meetings shall include the independent auditors' evaluation of the Corporation's financial, accounting and auditing personnel and an assessment of the cooperation the independent auditors received during the review.

  [BORGWARNER LOGO]

  This Proxy is Solicited by the Board of Directors in Connection
  With the Annual Meeting of Stockholders

10:00 A.M. (C.S.T.)

April 25, 2001

PLACE:	BorgWarner Inc. 200 South Michigan Avenue Chicago, Illinois 60604

  PROXY: LAURENE H. HORISZNY and VINCENT M. LICHTENBERGER and each of them, are hereby appointed by the undersigned as attorneys and proxies with full power of substitution, to vote all the shares of Common Stock held of record by the undersigned on March 8, 2001 at the Annual Meeting of Stockholders of BorgWarner Inc. or at any adjournment(s) of the meeting, on each of the items on the reverse side and in accordance with the directions given therein.

  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
  PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

  /\ FOLD AND DETACH HERE /\

IF NO CHOICE IS SPECIFIED, this Proxy will be voted "FOR" the election of all listed nominees, and "FOR" proposal 2 in accordance with the recommendations of a majority of the Board of Directors.	Please mark your votes as indicated in the example [X]

  1. Election of three Class II Directors: 01- Jere A. Drummond, 02- John F. Fiedler, 03- Ivan W. Gorr

FOR all nominees listed above (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed above	(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

[ ]	[ ]

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 2001.			3.	To transact such other business as mayproperly come before the meeting or any adjournment or postponement thereof.
	FOR	AGAINST	ABSTAIN

	[ ]	[ ]	[ ]

						"By checking the box to the right, I consent to future access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility." [ ]

Signature___________________	Signature___________________	Date___________

  Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  /\ FOLD AND DETACH HERE /\